UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

November 11, 2011
Date of Report (date of Earliest Event Reported)

VELATEL GLOBAL COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

NEVADA		98-0489800
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

12526 High Bluff Drive, Suite 155, San Diego, CA 92130
 (Address of principal executive offices and zip code)

(760) 230-8986
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into Material Definitive Agreement

On November 11, 2011, VelaTel Global Communications, Inc., a Nevada corporation and the registrant responsible for the filing of this Form 8-K (“the Company”) and Aerostrong Company Limited (“Aerostrong”), a limited liability company organized under the laws of the People’s Republic of China (“PRC”), entered into a Business Agreement.  The material terms of the Agreement are as follows (capitalized terms are as defined in the Agreement):

1. VelaTel shall implement its cooperation with Aerostrong through an indirectly owned subsidiary company in Beijing, PRC (“New Co”).  New Co is a technical service company, engaged mainly in the business of telecom service related technology development, consulting, design, deployment management and operation management.

2. Aerostrong is a subsidiary of China Aerospace Science and Technology Group (the “Group”).  Aerostrong holds a PRC-issued license for value added telecom services by which Aerostrong is authorized to provide VSAT business nationwide and internet access service in 18 major cities in the PRC.  Aerostrong has the ability to obtain and shall apply for licenses to use radio frequency spectrum in the 1.8GHz and 3.5GHz bandwidth and other relevant bandwidth (current and future licenses collectively “Telecom Licenses”).  Aerostrong has been entrusted by Beijing Shenzhou Software Technology Co., Ltd., a subsidiary of the Group, to deploy an internal broadband network and application platform for the Group (“Commercial Network”).  The Commercial Network will cover the companies, research institutions and other entities in the Group.  The Commercial Network will include an electronic platform for human resources administration and financial management of the Group, and various application services. The main target customers of the Commercial Network are all of entities of the Group, their customers and suppliers, and their employees, and external users. The preliminary estimated total investment in the Commercial Network is 200 million RMB, and the estimated investment for the first phase is 50 million RMB. The telecommunications business of Aerostrong shall cover all the business that is permitted by Aerostrong’s Telecom Licenses, and other related business (collectively “Telecom Business”), which includes wireless and wired broadband network access, special network access, cloud computing, application service, content service and integrated solutions.

3.           Aerostrong and New Co shall enter into one or more agreements for the implementation of projects to be agreed by both parties (“Projects”) and for New Co to act as the exclusive contractor for Aerostrong to provide deployment management, operation management, and other services for the Projects (collectively “Service Agreement”).  New Co and/or VelaTel shall pay capital expenditures, operating expenditures and other negative cash flow in connection with the Projects, and shall arrange financing for the Projects.  The revenue generated by the Telecom Business shall be used in priority to reimburse New Co and/or VelaTel for any amounts paid by either of them, and to repay any financing arranged by New Co and/or VelaTel.  Aerostrong and New Co shall share the profit generated from the Telecom Business in a manner to be stipulated in the Service Agreement.  The term of the Service Agreement shall be no less than 15 years.  The Parties shall make proper arrangement on revenue collection, financial control and other aspects to ensure the repayment of New Co’s financing and payment of service fees for the Project, the details of which shall be specified in the Service Agreement.

4.           To facilitate market development of the Projects, Aerostrong shall establish a Network Business Department, the staffing of which shall be specified in the Service Agreemeent.  New Co shall strictly comply with PRC laws, regulations and policies, especially those on internet security, information security and national security.  Aerostrong shall have the right to supervise the quality and content of New Co’s service to ensure New Co’s lawful operation.

5.           Where a Project needs fiber connection for data transportation of its Telecom Business, VelaTel shall provide to Aerostrong and/or New Co access to the 34,000 km nationwide fiber optics network of which VelaTel has exclusive access rights, provided that relevant fees shall be paid to the Fiber Network operation company.  VelaTel shall provide to New Co its resources concerning the design, planning and engineering works of wireless broadband network in 29 major PRC cities.

6. The Parties shall use their respective best efforts to complete follow up actions identified in the Agreement by the following dates: (1) VelaTel shall form or change the registration of New Co by end of November 2011, (2) the Parties shall draft, negotiate and sign the Services Agreement by end of December 2011, and (3) when radio frequency licenses are needed during the course of the Telecom Business, Aerostrong shall apply for such licenses as soon as possible and shall obtain approval from appropriate government agencies in the shortest time.

A fully executed copy of the Agreement is attached hereto and incorporated by this reference as Exhibit 10.1 to this Form 8-K (including internal Annex 1, Aerostrong’s existing ISP license, and Annex 2, list of 29 cities regarding engineering work already performed).

On November 11, 2011, the Company issued a press release announcing the signing of the Agreement.  A copy of the press release is attached hereto and incorporated by this reference as Exhibit 99.1 to this Form 8-K.

Item 9.01                      Exhibits

10.1	Business Agreement between VelaTel Global Communications, Inc. and Aerostrong Company Limited

99.1	Press Release

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:           November 14, 2011

VelaTel Global Communications, Inc.,

By: /s/George Alvarez
Name: George Alvarez
Title: Chief Executive Officer